Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8) pertaining to the 2019 Long-Term Incentive Compensation Plan and 2005 Long-Term Incentive Compensation Plan of Haemonetics Corporation of our reports dated May 22, 2019, with respect to the consolidated financial statements of Haemonetics Corporation and the effectiveness of internal control over financial reporting of Haemonetics Corporation included in its Annual Report (Form 10-K) for the year ended March 30, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 30, 2019